Securities and Exchange Commission

Washington, D.C.  20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 2, 2011

First Citizens BancShares, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-16715 (Commission File Number)	56-1528994 (IRS Employer Identification No.)

4300 Six Forks Road
Raleigh, North Carolina	27609
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (919) 716-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12  under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c)  under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01.                                Changes in Control of Registrant

On June 2, 2011, shares of the Registrant’s Class A Common Stock and Class B Common Stock held by five separate family trusts created by the Registrant’s former Chairman and Chief Executive Officer, Lewis R. Holding, who died in August 2009, or by members of his immediate family, were transferred by the trustees by appointment under North Carolina law, without consideration, to five newly created trusts.  Mr. Holding’s daughter, Carmen Holding Ames, who serves as a member of the Registrant’s Board of Directors, was an income beneficiary of each of the five original trusts, and she is an income beneficiary of each of the five new trusts.  However, prior to the transfers, under the voting and investment provisions of the five original trusts, for reporting purposes she was considered to beneficially own the shares held by only two of the trusts.  Under the terms of the new trusts, she has sole voting power, and is considered to have shared dispositive power, with respect to shares held by all of the new trusts.  As a result, for reporting purposes she may be considered to have acquired beneficial ownership of the shares previously held by the other three original trusts and to now beneficially own all shares held by the five new trusts.

In the aggregate, the shares transferred by all five original trusts amounted to 4.76% and 34.25%, respectively, of the Registrant’s Class A Common Stock and Class B Common Stock outstanding as of June 6, 2011.  Following the transfers, Ms. Ames may be considered to beneficially own, directly or indirectly, an aggregate of 10.99% and 36.24%, respectively, of the Registrant’s Class A Common Stock and Class B Common Stock outstanding as of June 6, 2011.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

First Citizens BancShares, Inc.
(Registrant)

Date: June 8, 2011	By: Kenneth A. Black
Kenneth A. Black
Chief Financial Officer